                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                        THE CHASE MANHATTAN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                  [CHASE LOGO]

--------------------------------------------------------------------------------
                                 NOTICE OF 1997
                                 ANNUAL MEETING
                                OF STOCKHOLDERS
                                   AND PROXY
                                   STATEMENT

                           Meeting Date: May 20, 1997

                        The Chase Manhattan Corporation
                                270 Park Avenue
                         New York, New York 10017-2036

                                  [CHASE LOGO]

THE CHASE MANHATTAN CORPORATION
270 Park Avenue
New York, New York 10017-2036

                                  March 28, 1997

Dear Stockholder:

     I am pleased to invite you to the Annual Meeting of Stockholders to be held on May 20, 1997, at the Dallas Museum of Art, near the offices of our subsidiary, Texas Commerce Bank National Association in Dallas, Texas. As we have done in the past, in addition to considering the matters described in the Proxy Statement, we will review major developments since our last stockholders' meeting.

     We hope that you will attend the meeting in person, but even if you are planning to come, we strongly encourage you to designate the proxies named on the enclosed card to vote your shares. This will ensure that your common stock will be represented at the meeting. The Proxy Statement explains more about proxy voting. Please read it carefully. We look forward to your participation.

                                  Sincerely,

                                  /s/ Walter V. Shipley

                                  Chairman of the Board and
                                  Chief Executive Officer

                                  [CHASE LOGO]

THE CHASE MANHATTAN CORPORATION
270 Park Avenue
New York, New York 10017-2036

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         DATE:   Tuesday, May 20, 1997
                         TIME:   9:30 a.m.
                         PLACE:  Dallas Museum of Art
                                 1717 North Harwood
                                 Dallas, Texas 75201

MATTERS TO BE VOTED ON:

     -  Election of sixteen directors

     - Ratification of appointment of Price Waterhouse LLP as our independent accountants for 1997

     - Stockholder proposals which are in the attached Proxy Statement, if they are introduced at the meeting

     -  Any other matters that may be properly brought before the meeting

                                     By Order of the Board of Directors

                                     ANTHONY J. HORAN
                                     Secretary

March 28, 1997

                                PROXY STATEMENT

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
GENERAL INFORMATION ABOUT VOTING........................................    1
PROPOSAL 1: ELECTION OF DIRECTORS.......................................    2
     Information About the Nominees.....................................    3
     About the Board and its Committees.................................    7
     Security Ownership of Directors and Executive Officers.............    8
     Executive Compensation.............................................   10
       Compensation and Benefits Committee Report on
          Executive Compensation........................................   10
       Comparison of Five-Year Cumulative Total Return..................   12
       Executive Compensation Tables....................................   13
       I.   Summary Compensation Table..................................   13
       II.  Stock Option/SAR Grants Table -- 1996 Grants................   14
       III. Aggregated Stock Option/SAR Exercises in 1996
            and Option/SAR Values as of Year-End 1996...................   14
       IV.  Long-Term Incentive Plan Awards in 1996.....................   15
       Retirement Benefits and Employment Contracts.....................   15
     Additional Information about Our Directors and Executive
      Officers..........................................................   17
PROPOSAL 2: APPOINTMENT OF INDEPENDENT ACCOUNTANTS......................   17
STOCKHOLDER PROPOSALS...................................................   17
     Proposal 3: Term Limits for Directors..............................   17
     Proposal 4: Cumulative Voting......................................   18
     Proposal 5: Independent Director as Chairman of the Board..........   19
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 1998 ANNUAL MEETING.......   22

--------------------------------------------------------------------------------

                                PROXY STATEMENT

     Your vote is very important. For this reason, the Board of Directors is requesting that you allow your Common Stock to be represented at the Annual Meeting by the Proxies named in the enclosed Proxy Card. This Proxy Statement is being sent to you in connection with this request and has been prepared for the Board by our management. "We", "our", "Chase" and the "Corporation" each refers to The Chase Manhattan Corporation. The Proxy Statement is first being sent to our stockholders on or about March 28, 1997.

    ------------------------------------------------------------------------

                        GENERAL INFORMATION ABOUT VOTING

     WHO CAN VOTE. You are entitled to vote your Common Stock if our records showed that you held your shares as of March 21, 1997. At the close of business on March 21, 1997, a total of 429,687,495 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock has one vote. The enclosed Proxy Card shows the number of shares which you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties.

     VOTING BY PROXIES. If your Common Stock is held by a broker, bank or other nominee, you will receive instructions from them which you must follow in order to have your shares voted. If you hold your shares in your own name as a holder of record, you may instruct the Proxies how to vote your Common Stock by using the toll free telephone number listed on the Proxy Card or by signing, dating and mailing the Proxy Card in the postage paid envelope which we have provided to you. Of course, you can always come to the meeting and vote your shares in person. When you use the telephone system, the system verifies that you are a stockholder through the use of a unique Personal Identification Number which is assigned to you. The procedure allows you to instruct the Proxies how to vote your shares and to confirm that your instructions have been properly recorded. Specific directions for using the telephone voting system are on the Proxy Card. Whether you mail or telephone your instructions, the Proxies will vote your shares in accordance with those instructions. If you sign and return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors. We are not now aware of any other matters to be presented except for those described in this Proxy Statement. A proposal regarding compensation of officers and a proposal that certain information be provided regarding the independent accountants were omitted from this Proxy Statement in accordance with the Securities and Exchange Commission's Rule 14a-8. If these or any other matters not described in the Proxy Statement are presented at the meeting, the Proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your Common Stock may be voted by the Proxies on the new meeting date as well, unless you have revoked your proxy instructions.

     HOW YOU MAY REVOKE YOUR PROXY INSTRUCTIONS. To revoke your proxy instructions, you must advise the Secretary in writing before your Common Stock has been voted by the Proxies at the meeting, or deliver later proxy instructions or attend the meeting and vote your shares in person.

     HOW VOTES ARE COUNTED. The Annual Meeting will be held if a majority of the outstanding Common Stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced to the meeting. "Broker non-votes" also count for quorum purposes. If you hold your Common Stock through a broker, bank or other nominee, generally the nominee may only vote the Common Stock which it holds for you in accordance with your instructions. However, if it has not received your instructions within ten days of the meeting, the nominee may vote on matters which the New York Stock Exchange determines to be routine. If a nominee cannot vote on a particular matter because it is not routine, there is a "broker non-vote" on that matter. We do not count abstentions and broker non-votes as votes for or against any proposal.

     COST OF THIS PROXY SOLICITATION. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit stockholders for the same type of proxy, personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained ChaseMellon Shareholder Services L.L.C. to assist in the solicitation of proxies for a fee of $18,000, plus reasonable out-of-pocket costs and expenses. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy material to their principals and obtaining their proxies.

     ATTENDING THE ANNUAL MEETING. If you are a holder of record and you plan to attend the Annual Meeting, please indicate this on your Proxy Card or through the telephone voting system. The lower portion of the Proxy Card is your admission ticket. If you are a beneficial owner of Common Stock held by a bank or broker (i.e., in "street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your Common Stock held in street name, you will have to get a proxy in your name from the registered holder.

    ------------------------------------------------------------------------

                       PROPOSAL 1:  ELECTION OF DIRECTORS

     An entire Board of Directors, consisting of sixteen members, is to be elected at this annual meeting to hold office until the next annual meeting and the election of their successors.

     VOTE REQUIRED. Directors must be elected by a plurality of the votes cast at the meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes withheld for any Director will not be counted.

     VOTING BY THE PROXIES. The Proxies will vote your Common Stock in accordance with your instructions. If you have not given specific instructions to the contrary, your Common Stock will be voted to approve the election of the nominees named in the Proxy Statement. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the Proxies would vote your Common Stock to approve the election of any substitute nominee proposed by the Board of Directors. The Board may also choose to reduce the number of Directors to be elected, as permitted by our Bylaws.

     GENERAL INFORMATION ABOUT THE NOMINEES. All of the nominees are currently Directors. Each has agreed to be named in this Proxy Statement, and to serve if elected. Each of the nominees attended at least 75% of the meetings of the Board and committees on which the nominee served in the last year.

     In the following biographies and the remainder of the Proxy Statement, Old Chase means the corporation which merged into the Corporation on March 31, 1996. MHC means Manufacturers Hanover Corporation which merged into the Corporation on December 31, 1991. Unless stated otherwise, all of the nominees have been continuously employed by their present employers for more than five years. All are actively involved in community and charitable affairs. The age indicated in each nominee's biography is as of May 20, 1997.

                         INFORMATION ABOUT THE NOMINEES

---------------------------------------------------------------------------------------------
                            FRANK A. BENNACK JR. (AGE 64)
[PHOTO]
                            President and Chief Executive Officer of The Hearst Corporation.
                            Mr. Bennack is a Director of The Hearst Corporation and American
                            Home Products Corporation. He had been a Director of MHC since
                            1981, and became a Director of the Corporation in 1991.
---------------------------------------------------------------------------------------------
                            SUSAN V. BERRESFORD (AGE 54)
[PHOTO]
                            President of The Ford Foundation. Ms. Berresford had been a
                            Director of Old Chase since 1995 and became a Director of the
                            Corporation on March 31, 1996.
---------------------------------------------------------------------------------------------
                            M. ANTHONY BURNS (AGE 54)
[PHOTO]
                            Chairman of the Board, President and Chief Executive Officer of
                            Ryder System, Inc. Mr. Burns is also a Director of J.C. Penney
                            Company, Inc. and Pfizer Inc. He had been a Director of Old Chase since 1990 and became a Director of the Corporation on March 31,
                            1996.
---------------------------------------------------------------------------------------------
                            H. LAURANCE FULLER (AGE 58)
[PHOTO]
                            Chairman of the Board and Chief Executive Officer of Amoco
                            Corporation. Mr. Fuller is also a Director of Abbott Laboratories and Motorola, Inc. He had been a Director of Old Chase since 1985 and became a Director of the Corporation on March 31, 1996.
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
                            MELVIN R. GOODES (AGE 62)
[PHOTO]
                            Chairman of the Board and Chief Executive Officer of
                            Warner-Lambert Company. Mr. Goodes is also a Director of
                            Ameritech Corporation and Unisys Corporation. He became a
                            Director of the Corporation in 1986.
---------------------------------------------------------------------------------------------
                            WILLIAM H. GRAY III (AGE 55)
[PHOTO]
                            President and Chief Executive Officer of The College Fund/UNCF
                            since 1991. Mr. Gray was a member of the United States House of
                            Representatives from 1979 to 1991. He is also a Director of
                            Electronic Data Systems Corporation, MBIA Inc., The Prudential
                            Insurance Company of America, Rockwell International Corporation,
                            Union Pacific Corporation, Warner-Lambert Company and
                            Westinghouse Electric Corporation. He had been a Director of Old
                            Chase since 1992 and became a Director of the Corporation on
                            March 31, 1996.
---------------------------------------------------------------------------------------------
                            GEORGE V. GRUNE (AGE 67)
[PHOTO]
                            Chairman of the DeWitt Wallace-Reader's Digest Fund and the Lila
                            Wallace-Reader's Digest Fund. Mr. Grune retired as Chairman and
                            Chief Executive Officer of The Reader's Digest Association, Inc.
                            in August 1994 and served as Chairman of the Board until August
                            1995. He is also a Director of Avon Products, Inc., CPC
                            International, Inc. and Federated Department Stores, Inc. Mr.
                            Grune became a Director of the Corporation in 1986.
---------------------------------------------------------------------------------------------
                            WILLIAM B. HARRISON JR. (AGE 53)
[PHOTO]
                            Vice Chairman of the Board and Director of the Corporation since
                            1991. Mr. Harrison is also a Director of Dillard Department
                            Stores, Inc., Freeport-McMoRan Inc., Freeport-McMoRan Copper &
                            Gold Inc. and McMoRan Oil & Gas Co.
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
                            HAROLD S. HOOK (AGE 65)
[PHOTO]
                            Chairman of the Board of American General Corporation. Mr. Hook
                            had served as both Chairman and Chief Executive Officer of
                            American General Corporation from 1978 until October 1996. He is scheduled to retire as Chairman at the annual meeting of American
                            General Corporation to be held on April 24, 1997. Mr. Hook is also a Director of Cooper Industries, Inc., PanEnergy Corp and
                            Sprint Corporation. He became a Director of the Corporation in
                            1987.
---------------------------------------------------------------------------------------------
                            HELENE L. KAPLAN (AGE 63)
[PHOTO]
                            Of Counsel to the firm of Skadden, Arps, Slate, Meagher & Flom.
                            Mrs. Kaplan is also a Director of The May Department Stores
                            Company, Metropolitan Life Insurance Company, Mobil Corporation
                            and NYNEX Corporation. She became a Director of the Corporation in 1987.
---------------------------------------------------------------------------------------------
                            THOMAS G. LABRECQUE (AGE 58)
[PHOTO]
                            President and Chief Operating Officer of the Corporation since
                            March 31, 1996, having served as Chairman of the Board and Chief
                            Executive Officer of Old Chase since 1990. He had been a Director of Old Chase since 1980 and became a Director of the Corporation on March 31, 1996. Mr. Labrecque is also a Director of Pfizer
                            Inc.
---------------------------------------------------------------------------------------------
                            HENRY B. SCHACHT (AGE 62)
[PHOTO]
                            Chairman of the Board and Chief Executive Officer of Lucent
                            Technologies Inc., the former communications, systems and
                            technology company of AT&T Corp., since February 1996, having served as "designate" since September 1995. He was Chairman of the Executive Committee of Cummins Engine Company, Inc. from
                            February to November 1995, after serving as Chairman of the Board from 1977 to 1995 and as Chief Executive Officer from 1973 to
                            1994. Mr. Schacht continues as a Director of Cummins Engine
                            Company and is also a Director of Aluminum Company of America. He had been a Director of Old Chase since 1982 and became a Director of the Corporation on March 31, 1996.
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
                            WALTER V. SHIPLEY (AGE 61)
[PHOTO]
                            Chairman of the Board and Chief Executive Officer of the
                            Corporation 1983-1992 and 1994 to the present. Mr. Shipley is also a Director of Champion International Corporation, NYNEX
                            Corporation and The Reader's Digest Association, Inc. He became a
                            Director of the Corporation in 1982.
---------------------------------------------------------------------------------------------
                            ANDREW C. SIGLER (AGE 65)
[PHOTO]
                            Retired as Chairman and Chief Executive Officer of Champion
                            International Corporation in October 1996. Mr. Sigler is a
                            Director of AlliedSignal Inc., Bristol-Myers Squibb Company and
                            General Electric Company as well as a member of the Board of
                            Trustees for Dartmouth College. He became a Director of the
                            Corporation in 1979.
---------------------------------------------------------------------------------------------
                            JOHN R. STAFFORD (AGE 59)
[PHOTO]
                            Chairman, President and Chief Executive Officer of American Home
                            Products Corporation. Mr. Stafford is also a Director of
                            AlliedSignal Inc. and NYNEX Corporation. He had been a Director of MHC since 1982 and became a Director of the Corporation in
                            1991.
---------------------------------------------------------------------------------------------
                            MARINA v.N. WHITMAN (AGE 62)
[PHOTO]
                            Professor of Business Administration and Public Policy,
                            University of Michigan. Prior to her appointment at the
                            University of Michigan in 1992, Dr. Whitman was Vice President
                            and Group Executive of General Motors Corporation. She is also a
                            Director of Aluminum Company of America, Browning-Ferris
                            Industries, Inc., The Procter & Gamble Company and Unocal Corp.
                            Dr. Whitman had been a Director of MHC since 1973 and became a
                            Director of the Corporation in 1991.
---------------------------------------------------------------------------------------------

                       ABOUT THE BOARD AND ITS COMMITTEES

     THE BOARD. Chase is governed by a Board of Directors and various committees of the Board which meet regularly throughout the year. During 1996, there were 12 meetings of the Board. Directors discharge their responsibilities throughout the year at Board and committee meetings, and also through considerable telephone contact and other communications with the Chairman and others regarding matters of concern and interest to Chase.

     COMMITTEES OF THE BOARD. The Board has five principal committees. The following chart describes for each committee the function, membership, and number of meetings held during 1996.

                     AUDIT AND EXAMINING COMMITTEES -- 9 MEETINGS IN 1996
                        FUNCTIONS                                         MEMBERS
Review and discuss reports and other communications         Frank A. Bennack Jr.
concerning management's responsibilities to:                Susan V. Berresford
- safeguard the assets and income of stockholders and       M. Anthony Burns (Chairman)
  customers                                                 George V. Grune (Vice Chairman)
- provide for reliable and timely financial information     Edmund T. Pratt Jr.
  and statements
- maintain compliance with Chase's ethical standards,
  policies, plans and procedures, as well as applicable
  laws and regulations

                   COMPENSATION AND BENEFITS COMMITTEE -- 7 MEETINGS IN 1996
                        FUNCTIONS                                         MEMBERS
- Review and approve compensation and benefit programs      H. Laurance Fuller (Vice Chairman)
- Approve salary, bonus, and long-term incentive awards     Melvin R. Goodes
  for Officer-Directors and other executive officers        William H. Gray III
- Approve overall annual awards under the Long-Term         J. Bruce Llewellyn
  Incentive Plan and corporate bonus programs               John R. Stafford (Chairman)
- Appoint and oversee the benefit plan fiduciaries and the
  plan administrator

                           GOVERNANCE COMMITTEE -- 1 MEETING IN 1996
                        FUNCTIONS                                         MEMBERS
- Exercise general oversight of Board governance matters    Frank A. Bennack Jr.
- Consider nominees for election to the Board, including    M. Anthony Burns
  any written recommendation by a stockholder which is      H. Laurance Fuller
  mailed to the attention of the Secretary                  Helene L. Kaplan
- Review duties and composition of Board committees         Henry B. Schacht (Vice Chairman)
                                                            Andrew C. Sigler (Chairman)
                                                            John R. Stafford

                    PUBLIC POLICY AND TRUST COMMITTEE -- 2 MEETINGS IN 1996
                        FUNCTIONS                                         MEMBERS
- Review our charitable and community oriented activities,  Susan V. Berresford
  including strategy with respect to charitable             Melvin R. Goodes
  contributions and projects undertaken to improve the      William H. Gray III (Chairman)
  communities which we serve                                Harold S. Hook
- Review our community reinvestment activities              J. Bruce Llewellyn
- Review the trust, other fiduciary and investment          Edmund T. Pratt Jr.
  advisory activities of our subsidiaries                   Marina v.N. Whitman (Vice Chairman)

                          RISK POLICY COMMITTEE -- 9 MEETINGS IN 1996
                        FUNCTIONS                                         MEMBERS
- Act in a general advisory capacity to management in       Harold S. Hook (Vice Chairman)
  respect of activities that give rise to credit risk and   Helene L. Kaplan (Chairman)
  market risk                                               Henry B. Schacht
- Be fully apprised of these risks and how they are         Andrew C. Sigler
  created and managed                                       Marina v.N. Whitman
- Review and approve a general risk management mandate to
  govern these activities
- Re-evaluate regularly our risk exposure, risk tolerance
  and the established mandate
- Review and, as appropriate, approve policies to control
  risk exposure

     DIRECTORS' COMPENSATION. Directors who are Chase officers do not receive any fees for their services as Directors. Each non-employee Director receives an annual retainer of $25,000. The Chairmen of the Audit and Examining Committees, the Compensation and Benefits Committee and the Risk Policy Committee each receives an additional fee of $16,000 per year and each member of these committees receives an additional fee of $8,000 per year. The Chairmen of the Governance Committee and the Public Policy and Trust Committee each receives an additional fee of $10,000 per year and each member of these committees receives an additional fee of $5,000 per year. Each non-employee Director receives $1,250 for each meeting of the Board of Directors of the Corporation and The Chase Manhattan Bank (the Bank) and each Board committee meeting attended. Only one fee is paid for attendance at meetings that serve both the Corporation and the Bank.

     Non-employee Directors also receive an annual grant of 500 shares of Common Stock, which is subject to increase or decrease as appropriate so that the value of the shares at the time of the grant will not be less than $37,500 or more than $50,000.

     Non-employee Directors are included in a group term life insurance policy and a group accident insurance policy. During 1996, Chase paid average premiums for these coverages of approximately $1,200 per Director. A Director may elect to participate in Chase's medical insurance coverage, with the cost of the coverage paid by the Director.

     DEFERRED COMPENSATION ARRANGEMENTS FOR NON-EMPLOYEE DIRECTORS. Each year non-employee Directors may elect to defer until they leave the Board (i) all or a specified portion of their cash compensation, (ii) all of their Common Stock compensation, or (iii) both. A Director's right to receive future payments under any deferred compensation arrangement is an unsecured claim against Chase's general assets. Cash amounts may be deferred into various investment equivalents, including a Common Stock equivalent, and will be paid and distributed in cash. Stock compensation may only be deferred as Common Stock and is distributable only in Common Stock.

           ----------------------------------------------------------

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows the number of shares of Common Stock and Common Stock equivalents beneficially owned as of December 31, 1996 by each nominee for Director, the executive officers named in the Summary Compensation Table and all Directors and executive officers as a group. Unless otherwise indicated, each of the named individuals and each member of the group has sole voting power and sole investment power with respect to the shares shown. The number of shares shown as beneficially owned by all Directors and executive officers totals less than 1% of the outstanding Common Stock. No Director or executive officer beneficially owns any Chase preferred stock.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                          Amount and Nature of
         Name of Individual              Beneficial Ownership(1)
-------------------------------------    -----------------------
Frank A. Bennack Jr.                                7,630
Susan V. Berresford                                 2,860
M. Anthony Burns                                    4,758
H. Laurance Fuller                                 12,115
Melvin R. Goodes                                    6,790
William H. Gray III                                 5,134
George V. Grune                                     8,990
William B. Harrison Jr.                           420,338(2)(3)
Harold S. Hook                                     43,379(4)
Helene L. Kaplan                                    8,174
Thomas G. Labrecque                               785,822(2)
Edward D. Miller                                  441,372(2)(3)
Henry B. Schacht                                    7,193
Walter V. Shipley                                 819,453(2)(3)
Andrew C. Sigler                                    8,153
John R. Stafford                                    9,250(5)
Peter J. Tobin                                    155,890(2)(3)
Marina v.N. Whitman                                 6,458
All Directors and executive officers
  as a group (20 persons)                       2,826,518

(1) The amounts reported include shares of Common Stock, receipt of which has been deferred under deferred compensation plan arrangements as follows: Ms. Berresford 500 shares; Mr. Burns 1,898 shares; Mr. Fuller 3,015 shares; Mr. Gray 1,755 shares; Mr. Grune 357 shares; Mr. Harrison 29,833 shares; Mr. Hook 2,185 shares; Mr. Miller 30,539 shares; Mr. Schacht 3,015 shares; Mr. Shipley 59,472 shares; Mr. Stafford 1,126 shares; Mr. Tobin 6,107 shares; and all Directors and executive officers as a group 144,168 shares.

    The amounts reported also include the number of units of Common Stock equivalents held by certain Directors under deferred compensation arrangements, including units credited to outside Directors in liquidation of retirement benefits, entitling each such Director, upon termination of service, to receive a cash payment for each unit equal to the fair market value at that time of a share of Common Stock as follows: Mr. Bennack 4,274 units, Ms. Berresford 2,256 units; Mr. Burns 2,256 units; Mr. Fuller 4,940 units; Mr. Goodes 3,690 units; Mr. Gray 3,059 units; Mr. Grune 5,839 units; Mr. Hook 22,940 units; Mrs. Kaplan 4,274 units; Mr. Schacht 3,970 units; Mr. Sigler 4,978 units; Mr. Stafford 5,700 units; Dr. Whitman 3,690 units; and all Directors as a group 137,332 units.

(2) The amounts reported include shares of Common Stock which could be acquired on or before March 1, 1997, through the exercise of stock options and/or stock appreciation rights (SARs) as follows: Mr. Harrison 312,500 shares; Mr. Labrecque 557,891 shares; Mr. Miller 303,307 shares; Mr. Shipley 570,750 shares; and Mr. Tobin 97,333 shares. The amounts reported also include shares of Common Stock which may be received at the end of a restricted period as a result of awards of restricted stock and/or restricted stock units as follows: Mr. Harrison 40,432 shares; Mr. Labrecque 101,900 shares; Mr. Miller 49,112 shares; Mr. Shipley 64,669 shares; and Mr. Tobin 23,726 shares.

(3) The amounts reported include Common Stock allocated to accounts under a
    Section 401(k) plan as follows: Mr. Harrison 5,359 shares; Mr. Miller 17,239 shares; Mr. Shipley 26,276 shares; and Mr. Tobin 8,818 shares.

(4) The amount reported includes beneficial ownership of 92 shares of Common Stock owned through a controlled corporation.

(5) The amount reported includes 300 shares held by Mr. Stafford's spouse as to which Mr. Stafford disclaims beneficial ownership.

                             EXECUTIVE COMPENSATION

COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                             COMPENSATION POLICIES

     The Compensation and Benefits Committee, which consists solely of non-employee Directors, administers the executive compensation programs of the Corporation and its subsidiaries and determines the compensation of senior management.

     Chase's compensation program seeks to attract, retain and motivate top quality professionals. Our compensation policy for executive officers emphasizes performance-based pay over fixed salary and uses long-term pay based on the performance of Chase's stock in order to further align the interests of senior management with Chase's stockholders. Chase seeks to provide compensation levels that are competitive with those provided by the appropriate peer groups of financial institutions in each of the markets and businesses in which Chase competes. During 1996, the Committee again received reports and information from independent consultants that confirmed that the program remains competitive and is able to meet its objectives.

     Peer groups will differ for each of the businesses headed by executive officers and, in general, will consist for each business of those comparable financial institutions that compete in the same markets and seek to sell similar groups of financial services and products. Appropriate peer groups will change over time and will not necessarily correspond to the large list of institutions that make up the money center bank indices shown on page 12 of the Proxy Statement.

     CASH COMPENSATION. An executive officer's cash compensation is made up of base salary and an annual performance bonus. For each executive, the Committee reviews salaries paid to similarly situated executives in a peer group of other U.S. bank holding companies. A particular executive's actual salary will be set based on this competitive review and the executive's performance, level of experience and Chase's emphasis on performance-based rather than salary-based compensation. In general, base salaries are not reviewed more often than every 24 months.

     Annual performance bonuses are awarded based on the executive's success in achieving corporate, business unit and individual performance goals to the extent consistent with the deductibility of such awards under the Key Executive Performance Plan (KEPP) described below. In setting these awards, the Committee takes account of data and trends in the appropriate peer groups.

     Quantitative performance goals may vary from year to year, and may include income before income tax expense, return on common equity, earnings per share growth, loan charge-offs, the ratio of non-performing assets to total assets and the efficiency ratio of non-interest expense to the sum of total net interest income and non-interest revenue. Qualitative measures include the Committee's assessment of the executive's success in carrying out the Chase Vision and exemplifying the Chase Values.

     Each executive is required to defer a portion of each annual performance bonus in excess of a certain amount. The deferred amount may be paid out over a several year period or upon retirement and is subject to certain forfeiture provisions upon termination of employment.

     For 1996, awards to members of the Office of the Chairman were based solely on corporate performance, and were made under KEPP. Awards to Mr. Tobin were also based solely on corporate performance, and were made under the Corporation's Performance Bonus Program. The 1996 awards gave primary consideration to income before income tax expense and efficiency ratios. All of the Corporation's 1996 operating goals were met or exceeded while successfully completing the merger of The Chase Manhattan Corporation and Chemical Banking Corporation. In early 1996, special merger-related bonus awards were made under KEPP to Mr. Shipley, Mr. Labrecque, Mr. Miller and Mr. Harrison. These awards were contingent upon the successful completion of the merger and satisfaction of corporate performance criteria as provided under the KEPP and are payable over a three year period.

     EQUITY BASED COMPENSATION. Chase believes that the grant of significant annual equity awards further links the interests of senior management and Chase's stockholders. The Committee sets targeted ranges for equity-based awards for each executive based upon the award practices of a peer group of U.S. bank holding companies. Actual awards reflect the Committee's assessment of the individual's current and potential contribution to Chase's success.

     In January 1996, the Committee granted stock options to executive officers. In July 1996, the Committee granted performance accelerated restricted stock units to executive officers. Half of the units would vest after five years of continual employment or, if earlier, when the price of Chase's Common Stock averaged $100 for a ten day period. The $100 target price was met on February 21, 1997. Twenty-five percent of the units will vest only when the Common Stock price averages $110 for a ten day period before July 16, 2001 and the remaining twenty-five percent of the units will vest only when the Common Stock price averages $120 for a ten day period before July 16, 2001; share units will be forfeited if such targets are not met by July 16, 2001. Pro rata awards are made in case of retirement or involuntary termination. All awards vest in case of death or disability after July 16, 1997.

                    DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     In 1994, our stockholders approved KEPP, a plan that allows Chase a tax deduction for incentive compensation payments to the Chief Executive Officer and the other four most highly paid executive officers. Absent KEPP, such incentive compensation payments would not be deductible to the extent such amounts for any such officer in any year exceeded $1 million. In administering this plan, the Committee will promote its policy of maximizing corporate tax deductions, wherever feasible.

     Under the plan, the Committee sets an objective formula under which a bonus pool amount will be created and allocates a percentage of this pool to each participant. This calculation sets the amount of incentive compensation (that is, annual performance bonus, merger-related bonus and stock awards other than options awarded under the 1996 Long-Term Incentive Plan) for each participant. There is a separate limit that no participant may receive compensation greater than .002 of Chase's income before income tax expense, extraordinary items and effect of accounting changes in the calendar year plus one half of any amount unused from the prior year. The Committee may reduce any incentive awards determined pursuant to this formula based on its evaluation of other factors.

                          COMPENSATION ACTIONS IN 1996

     Although final data for calendar year 1996 are not available, Chase believes that total compensation amounts for executive officers (base salary, annual bonus and equity-based awards) place Chase in the 75th percentile of compensation levels of applicable peer groups.

     In accordance with the Committee's general practice of reviewing base salary not more often than 24 months, Mr. Shipley's base salary was increased in May of 1996 to $950,000. The Committee last granted a base salary increase to Mr. Shipley effective January 1, 1994 in recognition of his promotion at that time to Chairman and Chief Executive Officer.

     For 1996, the Committee, with the approval of the Board of Directors, awarded Mr. Shipley under KEPP a performance bonus of $3,093,750 (a portion of which was mandatorily deferred) and 4,401 restricted stock units which vest after three years. This award reflects the achievement of a 20% increase in net income before merger-related restructuring costs, continued strong asset quality and an improvement in the Corporation's efficiency ratio to 58.7%. Return on average common stockholders' equity, excluding merger costs, was 18.7% for 1996 compared with 16.3% in 1995. Net income, before merger-related restructuring costs, was $3.6 billion compared to $3.0 billion in 1995. During 1996, non-performing assets declined by 31%, or $513 million. Mr. Shipley had been awarded $2.131 million and 4,669 restricted stock units for 1995 and $1.65 million for 1994. Also in 1996, the Committee, with the approval of the Board of Directors, awarded a special merger-related bonus of $5 million under KEPP to Mr. Shipley, payable in three equal installments in June 1996, September 1997 and December 1998.

     The Committee, with the approval of the Board of Directors, awarded Mr. Shipley 60,000 restricted stock units and options to purchase 120,000 shares of Common Stock with an exercise price per share of $57.5625 (the average market price per share of the Common Stock on the date of the grant). As mentioned above, the restricted stock units vest when the Common Stock price averages certain prices for ten consecutive business days. One-half of the units vested when the first target was met on February 21, 1997. In the event that the first target had not been attained before July 16, 2001, one-half of the 1996 award would have vested on that date and the remaining one-half would be forfeited. The options vest pro rata over a three year period or, if earlier, upon retirement if such retirement commences at least one year after the options were awarded.

Dated as of March 18, 1997

                                            COMPENSATION AND BENEFITS COMMITTEE
                                            H. Laurance Fuller (Vice Chairman)
                                            Melvin R. Goodes
                                            William H. Gray III
                                            J. Bruce Llewellyn
                                            John R. Stafford (Chairman)

    ------------------------------------------------------------------------

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN.

     Below is a line graph which compares the yearly percentage change in the cumulative total stockholder return of Chase's Common Stock against the cumulative total return of the S&P 500 Index and the KBW 50 and KBW Money Center Banks indices for each of the five years in the period commencing December 31, 1991 and ending December 31, 1996. Keefe, Bruyette & Woods, Inc. (KBW) is a banking industry specialist. The results are based on an assumed $100 invested on December 31, 1991 and reinvestment of dividends. For each index, total return is based on market capitalization of its components.

                                    [CHART]

                             1991     1992      1993      1994      1995      1996
------------------------------------------------------------------------------------
Chase                      $100.00   $188.06   $201.90   $188.81   $318.61   $499.47
S&P 500                    $100.00   $107.61   $118.48   $120.02   $165.12   $203.03
KBW 50                     $100.00   $127.42   $134.48   $127.82   $204.41   $289.15
KBW Money Center Banks     $100.00   $140.66   $171.41   $169.34   $275.42   $407.21

                         EXECUTIVE COMPENSATION TABLES
                         I. SUMMARY COMPENSATION TABLE

                                                                                              Long-Term Compensation
                                                                                     -----------------------------------------
                                                                                               Awards
                                                                                     --------------------------      Payouts
                                                 Annual Compensation(2)              Restricted     Securities      ----------
                                         ---------------------------------------       Stock        Underlying         LTIP
                                                                       Special         Awards      Options/SARs      Payouts
Name and Principal Position     Year     Salary($)      Bonus($)       Bonus($)        ($)(3)       Granted(#)        ($)(6)
---------------------------     ----     ---------     ----------     ----------     ----------    ------------     ----------
Walter V. Shipley               1996     $903,846      $3,093,750     $1,666,667     $2,378,750(4)    120,000       $1,343,750
  Chairman and Chief            1995      850,000       2,131,250              0      1,215,000(5)    120,000        1,267,500
  Executive Officer             1994      846,154       1,650,000              0        778,750(5)    120,000                0
Thomas G. Labrecque(1)          1996      888,024       2,656,250      1,666,667      2,069,688(4)    104,000                0
  President and Chief           1995      870,000       2,600,000              0      1,289,062        52,000        3,000,000
  Operating Officer             1994      820,000       2,600,000              0              0        41,600                0
Edward D. Miller                1996      740,385       2,218,750        833,333      1,760,625(4)     90,000        1,007,813
  Senior Vice Chairman          1995      700,000       1,562,500              0        897,188(5)     90,000          950,625
                                1994      696,154       1,175,000              0        584,063(5)     90,000                0
William B. Harrison Jr.         1996      640,385       2,218,750        666,667      1,514,062(4)     75,000          839,844
  Vice Chairman                 1995      600,000       1,431,250              0        760,156(5)     75,000          792,188
                                1994      596,154       1,150,000              0        486,719(5)     75,000                0
Peter J. Tobin                  1996      453,846         775,000              0        814,688(4)     40,000          386,328
  Chief Financial Officer       1995      400,000         600,000              0        333,875(5)     36,000          364,406
                                1994      398,077         525,000              0        214,156(5)     33,000                0


                              All Other
                             Compensation
Name and Principal Position     ($)(7)
---------------------------  ------------
Walter V. Shipley              $  6,000
  Chairman and Chief              6,000
  Executive Officer               6,000
Thomas G. Labrecque(1)           39,466
  President and Chief            38,613
  Operating Officer              36,430
Edward D. Miller                 24,306
  Senior Vice Chairman           25,698
                                 25,903
William B. Harrison Jr.           6,000
  Vice Chairman                   6,000
                                  6,000
Peter J. Tobin                   19,300
  Chief Financial Officer        19,826
                                 20,283

---------------
(1) Mr. Labrecque became an executive officer of the Corporation on March 31, 1996 (the Merger Date). Compensation paid or awarded to Mr. Labrecque by Old Chase in 1994 and 1995 is included for informational purposes. Information provided for 1996 includes compensation paid or awarded to him by Old Chase between January 1, 1996 and the Merger Date. The amount of all stock-based compensation granted by Old Chase prior to the Merger Date is the original amount of the award times 1.04, which is the rate at which all Old Chase common stock was exchanged for shares of Common Stock.
(2) Includes amounts paid or deferred during each year. In 1996, special merger-related bonuses were awarded as follows: Mr. Shipley $5,000,000; Mr. Labrecque $5,000,000; Mr. Miller $2,500,000; and Mr. Harrison $2,000,000.
    These bonuses were made payable in three equal installments in June 1996, September 1997 and December 1998. The amount shown for each in the column entitled "Special Bonus" for 1996 is the amount paid in 1996.
(3) All awards of restricted stock units are or were subject to certain vesting requirements including continued employment and are valued as of the date of grant. Dividend equivalents are payable on all restricted stock units and restricted stock. As of December 31, 1996, the number and aggregate market value of restricted stock and restricted stock units (including those restricted stock units reflected in the Long-Term Incentive Plan Awards Table which are subject to forfeiture if the applicable target prices are not met by July 16, 2001 and awards of restricted stock units on January 21,
    1997) were as follows: Mr. Shipley: 69,070 ($6,173,131); Mr. Labrecque:
    105,624 ($9,440,145), Mr. Miller: 52,159 ($4,661,711); Mr. Harrison: 43,479
    ($3,885,936); and Mr. Tobin 24,539 ($2,193,173).
(4) Certain 1996 awards of restricted stock units provided for vesting on July 16, 2001, or if earlier, whenever Common Stock traded at an average of $100 per share for 10 consecutive business days as follows: Mr. Shipley 30,000 shares; Mr. Labrecque 26,250 shares; Mr. Miller 22,500 shares; Mr. Harrison 18,750 shares and Mr. Tobin 11,250 shares. Such awards were made at a stock price of $65.75 per share and vested on February 21, 1997.
(5) The 1994 awards of restricted stock units provided for vesting on January 1, 1999 or, if earlier, whenever the Common Stock traded at the target price per share for 10 consecutive business days. The following 1995 awards provided for vesting on January 1, 2000 or, if earlier, whenever the Common Stock traded at the target price per share for 10 consecutive business days:
    Mr. Shipley 20,000 shares; Mr. Miller 15,000 shares; Mr. Harrison 12,500 shares; and Mr. Tobin 6,000 shares. These units have vested.
(6) The 1995 payments to Messrs. Shipley, Miller, Harrison and Tobin represent payouts of a portion of restricted stock units granted in 1994 and 1995, the vesting of which was contingent upon Common Stock price targets being reached by 1999 and 2000. The 1996 payments to these persons represent payouts of the remaining portions of these units when the Common Stock price target for those units was met. The 1995 payment to Mr. Labrecque was made pursuant to an Old Chase award which was contingent upon certain stock price targets being met by 1996; the targets were met in 1995. In all cases, had the stock price targets not been met prior to the end of the vesting period, the payments would have been forfeited.
(7) Principally includes employer contributions under Section 401(k) plans and related defined benefit plans, except in the case of Messrs. Miller and Tobin, where such amounts include company-paid premiums for split-dollar life insurance for 1996, 1995 and 1994 as follows: Mr. Miller $18,306, $19,698 and $20,903 and Mr. Tobin $13,300, $13,826 and $14,283.

                II. STOCK OPTION/SAR GRANTS TABLE -- 1996 GRANTS

                                              % of Total
                                # of         Options/SARs
                             Securities        Granted        Exercise
                             Underlying         to All         or Base                     Grant Date
                            Options/SARs      Employees         Price       Expiration       Present
          Name               Granted(1)        in 1996        ($/Share)        Date        Value(2)(3)
------------------------    ------------     ------------     ---------     ----------     -----------
Walter V. Shipley              120,000            .80         $57.5625        1/16/06      $1,857,600
Thomas G. Labrecque            104,000            .69          59.4952        1/17/06       1,664,000
Edward D. Miller                90,000            .60          57.5625        1/16/06       1,393,200
William B. Harrison Jr.         75,000            .50          57.5625        1/16/06       1,161,000
Peter J. Tobin                  40,000            .27          57.5625        1/16/06         619,200

---------------
(1) All nonqualified stock options; no SARs were granted to any employee during 1996. Options become exercisable in three equal annual installments beginning on January 16, 1997, 1998 and 1999; except that all of Mr. Labrecque's options became exercisable on January 17, 1997. Mr. Labrecque's options were converted into options for Common Stock at the 1.04 exchange rate and assumed by Chase on March 31, 1996.
(2) Present values on the grant dates were determined by using the Black-Scholes option pricing model modified to take dividends into account. The model as applied used the applicable grant dates and the exercise prices shown on the table, and the fair market value of Common Stock on the respective grant dates, which was in each case the same as the exercise price. The model assumed (i) a risk-free rate of return of 5.705%, which was the implied rate on 10-year U.S. Treasury zero coupon bonds on the grant date; (ii) a stock price volatility of 24.57%, based on the average of historical volatility for each of the 36 month and 60 month periods ending on the grant date;
    (iii) a constant dividend yield of 3.5%, which was based on the historical Common Stock dividend as of the grant date; and (iv) the exercise of all options on the final day of their 10-year terms. No discount from the theoretical value was taken to reflect the waiting period prior to vesting, the restrictions on the transfer of the options and the likelihood of the options being exercised in advance of the final day of their terms.
(3) There is no assurance that the values actually realized upon the exercise of these options will be at or near the present values shown in the table as of the date of grant. The Black-Scholes option pricing model is a widely used mathematical formula for estimating option values that incorporates various assumptions that may not hold true over the 10-year life of these options. For example, assumptions are required about the risk-free rate of return as well as about the dividend yield on Common Stock and the volatility of the Common Stock over the 10-year period. Also, the Black-Scholes model assumes that an option holder can sell the option at any time at a fair price that includes a premium for the remaining time value of the option. However, an optionee can realize an option's value before maturity only by exercising and thereby sacrificing the option's remaining time value. Although the negative impact of this and other restrictions on the value of this type of option is well recognized, there is no accepted method for adjusting the theoretical option value for them. The values set forth in the table should not be viewed in any way as a forecast of the performance of our Common Stock, which will be influenced by future events and unknown factors.

             III. AGGREGATED STOCK OPTION/SAR EXERCISES IN 1996 AND
                     OPTION/SAR VALUES AS OF YEAR-END 1996

                                                              Number of Securities
                                                             Underlying Unexercised             Value of Unexercised
                             Shares                               Options/SARs                In-the-Money Options/SARs
                           Acquired on       Value           as of December 31, 1996         as of December 31, 1996(1)
                            Exercise        Realized      -----------------------------     -----------------------------
         Name                  (#)            ($)         Exercisable     Unexercisable     Exercisable     Unexercisable
-----------------------    -----------     ----------     -----------     -------------     -----------     -------------
Walter V. Shipley                  0                0       530,750          240,000        $31,425,406      $ 9,200,000
Thomas G. Labrecque                0                0       453,891          104,000         29,055,568        3,107,499
Edward D. Miller                   0                0       273,307          180,000         14,845,220        6,900,000
William B. Harrison Jr.            0                0       287,500          150,000         16,339,875        5,750,000
Peter J. Tobin                91,888       $3,834,640        84,000           75,000          4,011,250        2,836,812

---------------
(1) Value based on $89.375 closing price per share of Common Stock on December 31, 1996.

                 IV. LONG-TERM INCENTIVE PLAN AWARDS IN 1996(1)

                                                                                 Payout if
                                                                              average price of
                                                                              Common Stock for
                                                                               10 consecutive
                               Number of                                      business days is
                               Restricted        Performance Period Until     ----------------
          Name              Stock Units (#)        Maturation or Payout        $110      $120
------------------------    ----------------     ------------------------     ------    ------
Walter V. Shipley                30,000                7/16/96-7/16/01        15,000    15,000
Thomas G. Labrecque              26,250                7/16/96-7/16/01        13,125    13,125
Edward D. Miller                 22,500                7/16/96-7/16/01        11,250    11,250
William B. Harrison Jr.          18,750                7/16/96-7/16/01         9,250     9,250
Peter J. Tobin                   11,250                7/16/96-7/16/01         5,625     5,625

---------------
(1) All of the restricted stock units shown will be forfeited if the applicable target prices are not met by July 16, 2001. All payouts are denominated in shares of Common Stock.

                  RETIREMENT BENEFITS AND EMPLOYMENT CONTRACTS

     CHASE RETIREMENT PLAN. Most salaried employees of our subsidiary companies which have adopted the Chase Retirement Plan earn benefits under the Plan if they have been employed for at least one year. Benefits generally become vested after five years of service. On a monthly basis, a bookkeeping account in a participant's name is credited with an amount equal to a percentage of the participant's salary depending on years of credited service, as follows:

Years of Credited Service     % of Salary
--------------------------    -----------
       less than 4                  4
           4-6                      5
           7-10                     6
          11-15                     8
          16-20                    10
          21-25                    12
        26 or more                 14

     These accounts also receive interest credits based on average U.S. Treasury Bill rates for the previous year plus 1%. In addition, certain annuity benefits earned by participants under prior plans of Old Chase, as of December 31, 1988, or the Corporation, as of December 31, 1996, were converted to additional credit balances under the Chase Retirement Plan as of January 1, 1997. When a participant terminates employment, the amount credited to the participant's account is converted into an annuity or paid to the participant in a lump sum.

     SUPPLEMENTAL RETIREMENT BENEFITS. Supplemental retirement benefits are provided to all of the executive officers and certain other participants under various unqualified, unfunded plans. Unfunded benefits are provided to certain employees, including each executive officer, whose benefits under the Chase Retirement Plan are limited by type of compensation or amount under applicable Federal tax laws and regulations. Designated employees may also receive an unfunded annual benefit at retirement equal to the percentage of final average base pay multiplied by years of service reduced by the amount of all benefits received under the Chase Retirement Plan and other nonqualified unfunded arrangements. Chase also provides a fixed retirement benefit per year of service to certain designated persons.

     ESTIMATED ANNUAL RETIREMENT BENEFITS PAYABLE TO EXECUTIVE OFFICERS. The following table shows the estimated annual retirement benefits, including supplemental retirement benefits under the plans applicable to the individuals, which would be payable to each executive officer listed if he were to retire at age 65 (except in the case of Mr. Miller, whose benefit is as of April 1, 1997, his scheduled retirement date) at his 1996 base salary and payments were made in the form of a joint and 50% surviving spouse annuity, which is the normal form of payment for married employees.

                      Estimated Annual Retirement Benefits

                                  Year of
           Name                65th Birthday     Estimated Annual Benefit(1)
---------------------------    -------------     ---------------------------
Walter V. Shipley                   2000                  $ 738,438
Edward D. Miller                    2005                    421,205
William B. Harrison Jr.             2008                    544,270
Peter J. Tobin                      2009                    427,107

---------------
(1) Amounts include (i) interest credits for cash balances projected to be 6.6% per annum on annual salary credits and 8.25% per annum on prior service balances, if any, and (ii) accrued benefits as of December 31, 1996 under retirement plans then applicable to the named executive officer. Benefits are not subject to any deduction for Social Security payments.

     OLD CHASE PARTICIPANTS. Certain persons who were participating in the Old Chase retirement plans and had met certain age and service requirements as of December 31, 1988, including Mr. Labrecque, may elect to have retirement benefits (including supplemental retirement plan benefits) for all of their years of service up to their retirement calculated according to a formula (Old Formula) which is determined by years of service not to exceed 40 years less a part of the Social Security benefit payable to the employee. This benefit is payable in the form of an annuity. If there are survivorship benefits, then the benefits are reduced on an actuarial basis. The following table illustrates the estimated annual retirement benefit payable under the Old Formula (before any reduction for Social Security benefits) as a joint and 50% surviving spouse annuity to any employee retiring at normal retirement age in specified average covered compensation and years-of-service classifications. The amount of covered compensation for 1996 under the Old Formula (including the Bank's Supplemental Retirement Plan) for Mr. Labrecque was $1,350,000 and his credited period of service at the end of 1996 for purposes of the Old Formula was 32 years and six months.

                               Pension Plan Table

                           Years of Service
                 ------------------------------------
Remuneration        30           35            40
------------     --------     --------     ----------
 $   750,000     $431,250     $468,750     $  506,250
   1,000,000      575,000      625,000        675,000
   1,250,000      718,750      781,250        843,750
   1,500,000      862,500      937,500      1,012,500

     EMPLOYMENT CONTRACTS. Certain senior officers, including Mr. Tobin, would each receive under employment and severance arrangements a cash severance payment on an involuntary termination of employment on or before December 31, 1997 (other than for cause, death or disability) or a termination for "good reason" on or before such date (where good reason includes matters related to the officer's compensation and role in Chase). This cash payment would be equal to the product of two times the sum of the officer's (i) current annual rate of salary, plus (ii) bonus based on the officer's average bonus for the past five years (expressed as a percentage of salary multiplied by his current annual rate of salary). In the event of a termination qualifying one of these officers for severance, the officer would receive continued coverage under the applicable welfare benefit plans for two years and the officer's employee stock options granted prior to the Merger Date would become vested and exercisable for a period of time after such termination. Restricted stock units granted prior to the Merger Date would also become vested. If the officer were to incur federal excise tax in certain circumstances on any severance payment or benefit, the officer would be entitled to an additional cash payment to put the officer in the same position as if such excise tax were not applicable.

       ADDITIONAL INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Our Directors and executive officers file reports with the Securities and Exchange Commission and the New York Stock Exchange indicating the number of shares of any class of our equity securities they owned when they became a Director or executive officer and, after that, any changes in their ownership of our equity securities. Copies of any of these reports must also be provided to us. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. We have reviewed the copies of the reports which we have received and written representations from the individuals required to file the reports. Based on this review, we believe that each of our executive officers and Directors has complied with applicable reporting requirements for transactions in our securities during 1996, except for Mr. Schacht who inadvertently filed a late Form 4 reporting the sale of 53 shares of Common Stock.

     EXTENSIONS OF CREDIT TO DIRECTORS AND OFFICERS. Our subsidiaries have made loans and extended credit, and expect in the future to make loans and extend credit, in the ordinary course of business to our Directors, officers and their associates, including corporations of which a Director is a director, officer or both. None of these loans is preferential or nonperforming.

     DIRECTOR AND OFFICER TRANSACTIONS AND OTHER BUSINESS RELATIONSHIPS. In the ordinary course of business, we use the products or services of a number of organizations of which Directors are officers or directors and in the future we expect to have similar transactions with such organizations. Mrs. Kaplan is Of Counsel to a law firm that provides certain legal services to us from time to time. We believe that these transactions were on terms that were at least as favorable to us as would have been available from other service providers.

     COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. No member of the Compensation and Benefits Committee is or ever was a Chase officer or employee. No member of the Committee is, or was during 1996, an executive officer of another company whose board of directors has a comparable committee on which one of Chase's executive officers serves. None of our executive officers is, or was during 1996, a member of a comparable compensation committee of a company of which any of our Directors is an executive officer.

    ------------------------------------------------------------------------

              PROPOSAL 2:  APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed the firm of Price Waterhouse LLP, 1177 Avenue of the Americas, New York, New York 10036, as independent accountants to examine the financial statements of the Corporation and its subsidiaries for the year ending December 31, 1997, and to perform other appropriate accounting services. A resolution will be presented to the meeting to ratify the appointment. The affirmative vote of a majority of the number of votes entitled to be cast by the Common Stock represented at the meeting is needed to ratify the appointment. If the stockholders do not ratify the appointment of Price Waterhouse LLP, the selection of independent accountants will be reconsidered by the Board of Directors.

     Price Waterhouse has examined the financial statements of Chase since 1965. A member of Price Waterhouse will be present at the meeting and will be available to respond to appropriate questions by stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP.

    ------------------------------------------------------------------------

                             STOCKHOLDER PROPOSALS

     If a majority of the shares of Common Stock entitled to vote at the meeting are voted in favor of any of the following proposals, then the proposal will be approved.

PROPOSAL 3:  TERM LIMITS FOR DIRECTORS

     Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, the holder of record of 314 shares of Common Stock, has advised the

Corporation that she plans to introduce the following resolution:

     "RESOLVED: That the stockholders of The Chase Manhattan Corporation recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years."

     The reasons given by the stockholder for such resolution are as follows:

     "The President of the U.S.A. has a term limit, so do Governors of many states."

     "Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders."

     "No director should be able to feel that his or her directorship is until retirement."

     "Last year the owners of 26,859,566 shares, representing approximately 8.2% of shares voting, voted for this resolution."

     "If you AGREE, please mark your proxy FOR this resolution."

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Board believes that adoption of an arbitrary limit on a Director's term of office would deprive Chase of the benefit of its most experienced Directors. We are a large and complex diversified financial services company. Directors must approve Chase's overall business strategies and significant policies. In the area of risk management, regulators, such as the Federal Reserve, have emphasized the importance of active Board oversight in the identification, measurement, monitoring and control of risks. These are matters which require the Board as a whole to have a high degree of experience with Chase's management and products, an understanding of the business and regulatory environment in which Chase operates, and experience with different phases of the economic cycle. The experience of members of the Audit and Examining Committees is a factor which must, as a matter of law, be considered by the Board in selecting among its members for service on those Committees.

     Moreover, the effectiveness of the Board is enhanced by the cohesiveness that is developed over a period of years working together under different circumstances. Freshness of outlook and differences in approaches are achieved by the Board's diversity of background.

     The Board believes the proposed resolution would not be in the interests of stockholders and accordingly, recommends that stockholders vote against this resolution.

PROPOSAL 4:  CUMULATIVE VOTING

     John J. Gilbert, who is the owner of 410 shares, and Margaret R. and John
J. Gilbert, as executors of the Estate of Lewis D. Gilbert for 306 shares, and both representing an additional family interest of 697 shares, have advised the Corporation that they plan to introduce the following resolution:

     "RESOLVED: That the stockholders of The Chase Manhattan Corporation, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

     The reasons given by the stockholders for such resolution are as follows:

     "Continued strong support along the lines we suggest were shown at the 1994 annual meeting of the old Chase when 31.25%, an increase over the previous year, 4,274 owners of 34,816,193 shares, were cast in favor of this proposal. The vote against included unmarked proxies."

     "California law provides that state pension and state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of its importance."

     "The National Bank Act provides for cumulative voting. In many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors on banking boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see the SEC has finally taken action preventing bad directors from being on the boards of public companies."

     "Many successful corporations have cumulative voting. For example, Pennzoil having cumulative voting defeated Texaco in that famous case. Another example is Ingersoll-Rand, which has cumulative voting and won two awards. In FORTUNE magazine it was ranked second in its industry as "America's Most Admired Corporation" and the WALL STREET TRANSCRIPT noted "on almost any criteria used to evaluate management, Ingersoll-Rand excels." Also, in 1994 and 1995 they raised their dividend. In the recent Lockheed-Martin merger and at a special meeting of VWR Corporation, on the issuance of new shares of EM Laboratories, a clause was put in that if anyone has 40% of the shares cumulative voting would apply. We believe that Chase should follow these examples."

     "If you AGREE, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     Stockholders have rejected this or similar proposals each year they have been presented since 1987 and the Board continues to believe it would not be in the best interests of Chase or its stockholders to adopt this proposal.

     Our Directors bring to Chase broad experience and proven competence in their respective fields. Thirteen of Chase's sixteen Board nominees are independent non-employee Directors and all are nominated by the Governance Committee of the Board, which consists entirely of independent Directors. Each Director is elected by a plurality of the votes cast at the annual meeting. In 1993, Chase eliminated the classification of the Board of Directors in the belief that all Directors should be equally accountable at all times for the Corporation's performance and that the will of the majority of stockholders should not be impeded by a classified board.

     In contrast to this approach, cumulative voting would permit the election of a Director by relatively small groups of stockholders, and this is made more likely in the absence of a classified Board. A Director elected by less than a majority might regard himself or herself as representing only the special interests of the particular group responsible for such Director's election. This would introduce the possibility of factionalism and discord, hampering the ability of the Board to work together and discouraging qualified individuals from serving on the Board. There should not be a question as to whether a Director is acting for the benefit of all stockholders or as the representative of a special group.

     The statement in support of this proposal makes reference to California which eliminated mandatory cumulative voting for large, publicly held corporations in 1989. The action is reflective of a major trend among states to eliminate such requirements. The Board of Directors believes that strong incentives, based on the desired success of Chase, already exist to foster sound management.

     The present system of electing Directors has enabled the Board to act for the benefit of Chase and all Chase stockholders and should be retained. Accordingly, the Board recommends a vote against this proposal.

PROPOSAL 5:  INDEPENDENT DIRECTOR AS CHAIRMAN OF THE BOARD

     The Teamsters Affiliates Pension Plan, 25 Louisiana Avenue, N.W., Washington, D.C. 20001, the holder of 35,900 shares of Common Stock, has advised Chase that it intends to introduce the following resolution:

     "RESOLVED: That shareholders urge the Board of Directors of Chase Manhattan Corporation to amend the bylaws to require that an independent director who is not currently the chief executive of the company serve as chair of the board."

SUPPORTING STATEMENT:

     When Chase Manhattan Corp. and Chemical Banking Corp. merged in 1996, the new Chase became the largest U.S. bank with nearly $300 billion in assets; this size amplifies the repercussions of every CEO decision. An added level of oversight is important as Chase hopes to offer integrated banking in the face of two major challenges: increasing its customer base and massive downsizing.

     The Journal of Business Strategy (October, 1996) notes:

          Whether [CEO Walter Shipley] can translate the bank's size and diversity into distinctly higher profits . . . remains to be seen . . . . Simply managing a merger that will result in the loss of an estimated 12,000 jobs is likely to consume a lot of corporate attention and energy. In the meantime, plenty of strong competitors -- not just other commercial banks, but Wall Street firms, mutual fund companies, and even software and telecommunications companies -- will try to nab Chase's customers.

     A survey conducted for the Greater New York Savings Bank after the merger announcement is crucial and demands management's attention: "70 percent of people responding believe the Chemical/ Chase merger is designed simply for profit and disregards the needs of consumers. 60 percent . . . think that the merger will result in higher banking fees, while nearly 59 percent expect a decrease in the overall quality of service from the merged bank . . . 52 percent . . . said they would change banks if the merger causes them inconvenience."

     In Newsweek's article "Corporate Killers," Mr. Shipley was questioned for the elimination of 12,000 of 75,000 jobs at Chase:

          For another classic example of how CEO's seem to have forgotten how to deal with people, consider the recent combination of two giant New York City banks, Chase Manhattan and Chemical. Those jobs would have probably vanished without a takeover, but in a slower, more controlled way. Thousands of little people were fired to save money, while the new Chase kept 36 outside directors, who get big fat fees and dandy retirement packages. [Chase now has 19 directors.]

     In 1992 compensation expert Graef Crystal wrote of the Chemical merger: bank mergers "divide employees into two classes: Those who get paid off and those who get laid off."

     In 1995, Shipley received bonus, salary, and options estimated at $11,400,000. Compensation of this size may desensitize executives to customers and terminated employees. Management must focus on the potential fallout of downsizing; numerous studies demonstrate its negative effects on long-term value.

     Naming an independent board chairman would help maximize oversight of management. Maintaining one chair and CEO allows old, inefficient ideas to remain unchallenged. The board's ability to scrutinize critically management plans is diluted when the board chair is also the chief architect of any management plan.

     Chase shareholders need assurance that the Chase is prepared to navigate the merger successfully, expand its customer base and maintain a viable workforce. An independent chairperson from outside the company can help promote such results.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Board believes that it is not in the best interests of Chase and its stockholders to adopt a by-law provision which would require the separation of the positions of chairman of the board and chief executive officer. It is the Board's view that it should be free to make this choice in a manner that seems best for Chase at any point in time. The proposed by-law would instead require a particular structure and deprive the Board of its flexibility.

     The Board believes Chase is currently best served by having one person, Mr. Shipley, serve as both Chairman and CEO, acting as a bridge between the Board and the whole operating organization and providing critical leadership for the post-merger Chase.

     Board independence and oversight is maintained effectively through the composition of the Board and through sound Board practices. Effective with the Annual Meeting, Chase will have sixteen Directors, thirteen of whom are outside directors. Each of the Board's Audit and Examining, Compensation and Benefits, Governance, Public Policy and Trust, and Risk Policy Committees are composed of and chaired by Directors who are not current or former officers of Chase.

     The Chase experience has been that the unification of the positions of chairman and chief executive officer has been highly effective. The Corporation has been successfully guided through two mergers of historic proportion. The Chase-Chemical merger has benefited our stockholders, our customers, our employees and the communities which we serve. Reductions in staff have been carefully planned and considered and staffing decisions have been predicated upon business needs as well as individual performance. We have provided to these employees one of the most encompassing severance arrangements within or without the financial services industry which include, in addition to a lump sum payment based upon years of service, a retraining stipend and comprehensive job placement services for as long the services are needed.

     We recognize that people are our most valuable asset and are committed to being the Employer of Choice. We offer all of our employees extensive career development programs to ensure that they will be employable in an ever changing world. In recognition of the success of the merger and the significant role each employee played in that success, as well as to provide an incentive to continue to build on that success, in December 1996 all Chase employees received stock options as part of a program which will continue in 1997 and 1998.

     The communities we serve have already begun to benefit from the additional resources and expanded presence of the post-merger Chase. The community development initiatives of both predecessor institutions have been enhanced by the development of a $18.1 billion program.

     As a result of the merger, Chase is raising service standards and making available more and improved products to our customers. Repricing initiatives have resulted in the reduction of many fees. Chase customers now have access to the largest network of branches and ATMs in the metropolitan New York area. Chase is the regional banking leader in the tri-state area of New York, New Jersey and Connecticut with the largest market share in consumer deposits (23%) and the leading small business bank in the tri-state area with 28% naming The Chase Manhattan Bank as their lead bank. In a fall 1996 survey commissioned by Chase of 400 customers and noncustomers to rate their new home equity lines of credit, Chase scored 14% ahead of the peer bank average. In global banking services, Chase has achieved recognized market leadership positions. In November 1996, AsiaRisk magazine named Chase the Top House in Asian Derivatives. Finance Asia named Chase "Best Syndicated Loan House and Best Global Custodian/Regional Custody". In January 1997, International Financing Review named Chase "Loan House of the Year" -- the best in the United States, Asia and Latin America. In its coverage of these achievements, the magazine cited Chase's seamless approach in the midst of great change, as well as its professionalism and focus on speed and quality.

     The merger has improved stockholder value. The dividend payable on Common Stock was increased from 50 cents to 56 cents a share beginning with the dividend payable on April 30, 1996 and from 56 cents to 62 cents a share beginning with the dividend payable April 30, 1997. The performance of the share price is shown in the performance graph contained in this Proxy Statement.

     While the Board disagrees with many of the statements advanced by the proponents in support of their proposal, we do not believe it necessary to counter or correct each such individual statement. However, if as the proponents suggest, assurance is needed that Chase will be able to successfully navigate the merger, expand its customer base, and maintain a viable workforce, we believe those standards have been met. Accordingly, the Board recommends a vote against this proposal.

       STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 1998 ANNUAL MEETING

     Stockholder proposals to be included in the Proxy Statement for our next annual meeting of stockholders must be received by the Secretary of Chase not later than November 28, 1997.

     Also, under our By-laws, nominations for director or other business proposals to be addressed at the meeting may be made by a stockholder entitled to vote who has delivered a notice to the Secretary of Chase no later than the close of business on February 19, 1998 and not earlier than January 20, 1998. The notice must contain the information required by the By-laws.

     These advance notice provisions are in addition to, and separate from, the requirements which a stockholder must meet in order to have a proposal included in the Proxy Statement under the rules of the Securities and Exchange Commission.

     Copies of our By-laws may be obtained from the Secretary.

                                            ANTHONY J. HORAN
                                            SECRETARY

                        THE CHASE MANHATTAN CORPORATION

        SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS OF THE CHASE MANHATTAN CORPORATION ON MAY 20, 1997.

        The undersigned stockholder appoints each of Michael M. Boone, David M. Laney, and Charles W. Matthews attorney and proxy, with full power of substitution, on behalf of the undersigned and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of The Chase Manhattan Corporation that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS INSTRUCTED BY YOU AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS. IF NOT OTHERWISE SPECIFIED, SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE DIRECTORS.

        VOTING BY MAIL. If you wish to vote by mailing this proxy, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such.

        VOTING BY TELEPHONE. If you wish to vote by telephone please follow the instructions on the reverse side of the admission ticket.

        CHASE EMPLOYEES. If you are a current or former employee of Chase and have an interest in Common Stock through the 401(k) Savings Plan, your proportionate interest as of January 31, 1997 is shown on this card and your vote will provide voting instructions to the Trustee of the Plan. If no instructions are given, the Trustee will vote the shares pursuant to the terms of the Savings Plan.


                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
   PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY OR VOTE BY TELEPHONE.
--------------------------------------------------------------------------------


                            - FOLD AND DETACH HERE -



[CHASE LOGO]

                                Admission Ticket
                        THE CHASE MANHATTAN CORPORATION
                      1997 ANNUAL MEETING OF STOCKHOLDERS




                             Tuesday, May 20, 1997
                                   9:30 A.M.
                              Dallas Museum of Art
                               1717 North Harwood
                                 Dallas, Texas




[MAP OF DOWNTOWN DALLAS
WITH INSTRUCTIONS TO THE
DALLAS MUSEUM OF ART]

                                                        Please mark
                                                        your votes
                                                        as this [X]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1--ELECTION OF DIRECTORS     FOR [ ]   WITHHELD FOR ALL [ ]
Nominees:
01 Frank A. Bennack, Jr.        09 Harold S. Hook
02 Susan V. Barresford          10 Helene L. Kaplan
03 M. Anthony Burns             11 Thomas G. Labrecque
04 H. Laurance Fuller           12 Henry B. Sehacin
05 Melvin R. Goodes             13 Walter V. Shipley
06 William H. Gray III          14 Andrew C. Sigler
07 George V. Grune              15 John R. Stafford
08 William B. Harrison Jr.      16 Marina v.N. Whitman

WITHHELD FOR: (Write nominee name(s) in the space provided below).

--------------------------------------------------------------

2--APPOINTMENT OF
   INDEPENDENT
   ACCOUNTANTS
                   FOR [ ]     AGAINST [ ]     ABSTAIN [ ]



THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3, 4 AND 5.

Item 3--STOCKHOLDER
        PROPOSAL--TERM LIMITS
        FOR DIRECTORS

                   FOR [ ]     AGAINST [ ]     ABSTAIN [ ]


Item 4--STOCKHOLDER
        PROPOSAL--CUMULATIVE
        VOTING

                   FOR [ ]     AGAINST [ ]     ABSTAIN [ ]

Item 5--STOCKHOLDER
        PROPOSAL--
        INDEPENDENT
        DIRECTOR AS CHAIRMAN
        OF THE BOARD

                   FOR [ ]     AGAINST [ ]     ABSTAIN [ ]


WILL ATTEND MEETING

                   YES [ ]          NO [ ]

TO VOTE BY TELEPHONE AS INSTRUCTED BELOW, THERE IS NO NEED TO MAIL BACK YOUR PROXY.

Signature(s)                                        Date
             --------------------------------------      --------------------
NOTE: Please sign as name appears above. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title as such.
------------------------------------------------------------------------------
                           -- FOLD AND DETACH HERE --

     IF YOU WISH TO VOTE BY TELEPHONE PLEASE FOLLOW THE INSTRUCTIONS BELOW.

We encourage you to take advantage of this convenient way to vote your Common Stock for matters to be considered at the 1997 Annual Meeting of Stockholders of The Chase Manhattan Corporation.

Have your proxy card in hand.

- On a touch tone telephone call Toll-Free 1-888-266-6791 24 hours a day--7 days a week.

- Enter your eleven-digit personal identification number which is indicated in the box located in the lower right corner of this instruction form.

  Option 1: To vote as the Board of Directors recommends on all proposals, Press 1 now. If you wish to vote on each proposal separately, Press 0 now.

WHEN YOU PRESS 1, YOUR VOTE WILL BE CONFIRMED AND CAST AS YOU DIRECTED. END OF CALL

  Option 2: If you selected 0 to vote on each proposal separately, you will hear the following instructions.

    Proposal 1: To VOTE FOR ALL nominees, press 1;
                To WITHHOLD FOR ALL nominees, press 9;
                to WITHHOLD FOR AN INDIVIDUAL nominee, press 0, enter the two digit number that appears next to the name of the nominee for whom you DO NOT wish to vote.
           Once you have completed voting for Directors, press 0.
    Proposal 2: You may make your selection at any time.
                To vote FOR, press 1
                To vote AGAINST, press 2
                To ABSTAIN, press 0
           The instructions are the same for all remaining proposals.

YOUR VOTE WILL BE REPEATED AND YOU WILL HAVE AN OPPORTUNITY TO CONFIRM IT.

* You will be asked if you plan to attend the meeting. When prompted, please respond.

      If you vote by telephone, there is no need to mail back your proxy.
                              THANK YOU FOR VOTING